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As filed with the Securities and Exchange Commission on November 23, 2004.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

GEOKINETICS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-1690082 (IRS Employer Identification No.)
One Riverway, Suite 2100 Houston, Texas 77056 (713) 850-7600 (Address of registrant's principal executive offices)

GEOKINETICS INC. 2002 STOCK AWARDS PLAN
(Full title of the plan)

Thomas J. Concannon
Vice President
GEOKINETICS INC.
One Riverway, Suite 2100
Houston, Texas 77056
(713) 850-7600
(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

2002 Stock Awards Plan Common Stock, $.01 par value per share	3,351,556	$0.218	$730,639.21	$92.57

(1)
Estimated pursuant to Rule 457(h) solely for the purpose of calculating the amount of registration fee, based upon the average weighted exercise price of the 3,220,622 stock options outstanding under the 2002 Stock Awards Plan as of November 18, 2004.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of this Registration Statement will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        Geokinetics Inc., a Delaware corporation (the "Registrant" or "Geokinetics"), hereby incorporates by reference into this Registration Statement the documents listed below. In addition, all documents subsequently filed by Geokinetics pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents:

  (a)
  Geokinetics' Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

  (b)
  Geokinetics' Quarterly Report on Form 10-QSB for the quarter ended March 31, 2004.

  (c)
  Geokinetics' Quarterly Report on Form 10-QSB for the quarter ended June 30, 2004.

  (d)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2003, the end of the fiscal year covered by Geokinetics' Form 10-KSB referred to in (a) above.

Item 4. Description of Securities.

        Geokinetics is authorized to issue 100,000,000 shares of common stock, par value $.01 (the "Common Stock"), of which 18,992,113 shares were issued and outstanding as of September 30, 2004. The following description of Geokinetics' Common Stock is based on the description of the Common Stock in the Company's Certificate of Incorporation, as amended and currently in effect.

Common Stock

General

        All issued and outstanding shares of Common Stock are fully paid and nonassessable, and any additional shares of Common Stock that Geokinetics issues will be fully paid and nonassessable.

Dividend Rights

        Each share of Common Stock is entitled to have equal rights of participation in (i) any dividends, when and as they may be declared, which are payable in respect of the Common Stock, and (ii) assets of Geokinetics which may be distributable in respect of the Common Stock upon the liquidation of Geokinetics.

Voting Rights

        The holders of Common Stock have full voting rights on all matters requiring stockholder action, with each share of Common Stock entitled to one vote.

Cumulative Voting

        Cumulative voting in the election of directors or otherwise is expressly prohibited; no stockholder is entitled to cumulate his votes by giving one candidate as many votes as the number of directors to be elected multiplied by the number of shares owned by such stockholder, or to distribute such votes on the same principle among other of such candidates.

Preemptive Rights

        No stockholder has any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock, but such shares of stock or other securities convertible into stock may be issued or disposed of by the Board of Directors to such persons and on such terms as in its discretion it deems advisable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware empowers the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interest of the Registrant, and, with respect to any criminal action or proceeding, had not reasonable cause to believe his conduct was unlawful; except that, in the case of an action or suit by or in the right of the Registrant, no indemnification maybe made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for proper expenses.

        Article 12 of Geokinetics' Certificate of Incorporation provides as follows:

          (1)   The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

          (2)   The corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

          (3)   To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suite or proceeding referred to in this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

          (4)   Any indemnification under parts (1) and (2) of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth herein. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders.

          (5)   Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding as authorized by the Board of Directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation as authorized in this Article.

          (6)   The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

          (7)   The corporation shall have power to purchase and maintain insurance on behalf of any person who is or was, a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article.

          (8)   For purposes of this Article, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        Article 6 of the Registrant's Bylaws, provides, in substance, that any current or former directors, officers, employees and agents, or any person who served or is serving at the request of Geokinetics as a director, officer employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified to the fullest extent permitted by Section 145 of the General Corporation Law of Delaware. In addition, the Bylaws provide that such indemnification shall not be deemed exclusive of any other rights to which such person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

        Geokinetics maintains directors' and officers' liability and corporation reimbursement insurance for the benefit of the company and its directors and officers. The policy provides coverage for certain amounts paid as indemnification pursuant to the provisions of Delaware law and the Registrant's Bylaws.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Geokinetics Inc. 2002 Stock Awards Plan.
5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin.
23.1	Consent of Fitts, Roberts & Co., P.C., independent accountants.
23.2	Consent of Chamberlain, Hrdlicka, White, Williams & Martin (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney.

Item 9. Undertakings.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(A)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

    (B)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

    (C)
    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the Registration Statement is on Form S-3 or S-8, and the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the Registrant with the Commission under the Exchange Act.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit of proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 19, 2004.

GEOKINETICS INC.
/s/ THOMAS J. CONCANNON Thomas J. Concannon, Vice President and Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID A. JOHNSON* David A. Johnson	President, Chief Executive Officer, and Director	November 19, 2004
/s/ THOMAS J. CONCANNON Thomas J. Concannon	Vice President and Chief Financial Officer	November 19, 2004
/s/ MICHAEL A. SCHOTT* Michael A. Schott	Vice President of Financial Reporting and Compliance and Chief Accounting Officer	November 19, 2004
/s/ WILLIAM R. ZIEGLER* William R. Ziegler	Director (Non-executive Chairman)	November 19, 2004
/s/ STEVEN A. WEBSTER* Steven A. Webster	Director	November 19, 2004
/s/ CHRISTOPHER M. HARTE* Christopher M. Harte	Director	November 19, 2004
/s/ DANIEL F. HARRISON* Daniel F. Harrison	Director	November 19, 2004

        The foregoing directors constituting all of the Board of Directors

*By	/s/ THOMAS J. CONCANNON Thomas J. Concannon (Attorney-in-fact for the persons indicated.)

EXHIBIT INDEX

Exhibit Number	Description
4.1	Geokinetics Inc. 2002 Stock Awards Plan.
5.1	Opinion of Chamberlain, Hrdlicka, White, Williams & Martin.
23.1	Consent of Fitts, Roberts & Co., P.C., independent accountants.
23.2	Consent of Chamberlain, Hrdlicka, White, Williams & Martin (contained in Exhibit 5.1 hereto).
24.1	Power of Attorney.

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  PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
  Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX